Exhibit 99

Dillard’s, Inc. Reports January Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 4, 2010--Dillard’s, Inc. (NYSE:DDS) (“Dillard’s” or the “Company”) announced today that merchandise sales (“sales”) for the four weeks ended January 30, 2010 were $353,854,000 compared to sales for the four weeks ended January 31, 2009 of $376,611,000. Total sales decreased 6%. Sales in comparable stores decreased 5% for the four-week period.

Sales for the 13 weeks ended January 30, 2010 were $1,797,707,000 compared to sales for the 13 weeks ended January 31, 2009 of $1,977,730,000. Total sales decreased 9%. Sales in comparable stores decreased 8% for the 13-week period.

Sales for the 52 weeks ended January 30, 2010 were $5,893,110,000 compared to sales for the 52 weeks ended January 31, 2009 of $6,739,942,000. Total sales decreased 13%. Sales in comparable stores decreased 10% for the 52-week period.

During the four weeks ended January 30, 2010, sales were consistent with the average total Company trend in the Eastern and Central regions and slightly below trend in the Western region. The sales performances in the home and furniture category and the men’s apparel and accessories category were significantly below trend while sales of shoes were significantly above trend during the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations